Exhibit 2.2
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
(RETAIL JOINT VENTURE)
dated
April 25, 2007
by and between
OZRE Retail LLC
as Buyer
and
COLONIAL PROPERTIES TRUST,
as Colonial REIT

i

PAGE
11. Liquidated Damages; Specific Performance	27
11.1 Liquidated Damages	27
11.2 Default by Colonial REIT	27
11.3 Indemnification	28
11.3.1 Indemnification By Buyer	28
11.3.2 Indemnification By Colonial REIT	28
11.3.3 Procedures	29
12. Brokers	29
13. Confidentiality	29
14. Miscellaneous Provisions	30
14.1 Governing Law	30
14.2 Entire Agreement	30
14.3 Modification; Waiver	30
14.4 Notices	30
14.5 Expenses	31
14.6 Assignment	32
14.6.1 Colonial REIT’s Right to Assign	32
14.6.2 Buyer’s Right to Assign	32
14.7 Severability	32
14.8 Successors and Assigns; Third Parties	32
14.9 Counterparts	32
14.10 Headings	32
14.11 Time of Essence	32
14.12 Further Assurances	33
14.13 Number and Gender	33
14.14 Construction	33
14.15 Post-Closing Access to Records	33
14.16 Attorney’s Fees	33
14.17 Business Days	33
14.18 Colonial REIT’s Termination Right	33
14.19 Guaranty of Certain Obligations	32
[Table of Contents Continues On Next Page With List of Exhibits and Schedules]

LIST OF EXHIBITS AND SCHEDULES

SCHEDULE 1	LIST OF DEFINED TERMS
SCHEDULE 3.4	LIST OF LITIGATION
SCHEDULE 3.6	LIST OF LEASES; DEFAULT NOTICES
SCHEDULE 3.7	EXISTING CONTRACTS
SCHEDULE 3.11.2	LIST OF ENVIRONMENTAL REPORTS
SCHEDULE 3.15	OPERATING STATEMENT
SCHEDULE 7.3	CAPITAL EXPENDITURES
EXHIBIT “A”	LIST OF PROPERTIES
EXHIBIT “B”	TENANT ESTOPPEL CERTIFICATE
EXHIBIT “C”	INTENTIONALLY DELETED
EXHIBIT “D”	LLC AGREEMENT
EXHIBIT “E”	MORTAGE TERM SHEET

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
(RETAIL JOINT VENTURE)
          THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (RETAIL JOINT VENTURE) (this “Agreement”) is made and entered into as of April 25, 2007 (the “Execution Date”), by and between (i) OZRE Retail LLC, a Delaware limited liability company (“Buyer”), and (ii) COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial REIT”).
R E C I T A L S
          A. Colonial Realty Limited Partnership, a Delaware limited partnership of which Colonial REIT is the general partner (the “Operating Partnership”), either directly or through one or more subsidiaries, is the owner of eleven (11) retail properties and associated real and personal property, which retail properties are listed on Exhibit A attached hereto and made a part hereof (such retail properties together with such associated real and personal property, each a “Property” and collectively, the “Properties”).
          B. Pursuant to that certain Contribution Agreement dated as of April 25, 2007 between the Company (as hereinafter defined) and the Operating Partnership (the “Contribution Agreement”), prior to the Closing (as hereinafter defined), the Operating Partnership shall transfer, contribute and convey, or cause to be transferred, contributed and conveyed, each Property that is not currently owned by a single purpose entity to a separate, newly formed, single asset Delaware limited liability company, wholly-owned, directly or indirectly, by the Operating Partnership (each, a “New Property Owning Entity” and, collectively, the “New Property Owning Entities”) in exchange for 100% of the ownership interests in each of the New Property Owning Entities (the “Property Transfers”). The New Property Owning Entities, together with any single purpose entity that owns any of the Properties, collectively shall be known as the “Property Owning Entities.
          C. Prior to the date hereof, the Operating Partnership has formed OZ/CLP Retail LLC (the “Company”). Subsequent to the Property Transfers but prior to the Closing, the Operating Partnership will transfer, contribute and convey 100% of the ownership interests in each of the Property Owning Entities to the Company in respect of 100% of the ownership interests in the Company (the “Property Owner Interest Contribution”).
          D. Following the Property Owner Interest Contribution, the Company intends to enter into the Mortgage Loan (as hereinafter defined) and the Company intends to distribute the proceeds of the Mortgage Loan to the Operating Partnership, as its sole member.

          E. Following the Property Owner Interest Contribution and the distribution of the proceeds of the Mortgage Loan by the Company to the Operating Partnership, the Operating Partnership shall distribute 85% of the common membership units of the Company (the “Common Units”) to its partners (including Colonial REIT)(the “Distribution”), on the basis of 0.85 Common Unit for each common unit of partnership interest in the Operating Partnership held by each partner and contribute the remaining 15% of the Common Units to a to-be-formed wholly-owned subsidiary of the Operating Partnership (the transfers and other transactions described in this Clause F and Clauses B, C, D and E above collectively shall be known as the “Pre-Closing Transactions”).
          F. Buyer desires to acquire from Colonial REIT all of Colonial REIT’s Common Units in the Company on the terms and conditions set forth herein.
          G. Buyer has agreed to purchase, at or prior to the Closing, Common Units from any Limited Partner of the Operating Partnership (each, a “Limited Partner” and collectively, the “Limited Partners”) that desires to sell the Common Units owned by such Limited Partner, and in connection therewith, Buyer shall enter into a Membership Interest Purchase Agreement between Buyer and such Limited Partners as provided in Section 8.3.3 below (the “Limited Partner Purchase Agreement”).
          H. Colonial REIT, the Operating Partnership, and the Property Owning Entities (each a “Property Party” and collectively, the “Property Parties”) control, are controlled by or are under common control with one another.
          I. A glossary of defined terms is attached to this Agreement as Attachment 1.
A G R E E M E N T
          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Colonial REIT hereby agree as follows:
1. CONVEYANCE.
     Upon and subject to all of the terms and conditions of this Agreement, Colonial REIT agrees to sell, assign, transfer and convey to Buyer (or one or more of its designees) all of its Common Units (the “REIT Transferred Interests”). Buyer agrees to accept such sale, assignment, transfer, and conveyance upon and subject to all of the terms and conditions of this Agreement.
2. PURCHASE PRICE.
     2.1 Purchase Price. The purchase price to be paid by Buyer to Colonial REIT for each Common Unit to be conveyed to Colonial REIT shall equal: (x) (i) Three

Hundred Sixty Million Dollars ($360,000,000.00) less (ii) the principal amount of the Mortgage Loan (as defined below) outstanding on the Closing Date, divided by (y) the number of Common Units in the Company (the “Per Unit Purchase Price”). The purchase price to be paid by Buyer to Colonial REIT for the REIT Transferred Interests shall equal product of (a) the Per Unit Purchase Price and (b) the number of Common Units held by Colonial REIT on the Record Date (the “Purchase Price”). For purposes of this Agreement, the “Record Date” shall mean the day prior to the Closing Date.
     2.2 Payment of Purchase Price. On the Closing Date, Buyer shall pay the Purchase Price (after application of the Deposit) to Colonial REIT by wire transfer of immediately available funds.
     2.3 Deposit. On or before three (3) Business Days following the Execution Date, Buyer shall deposit the sum of Ten Million Dollars ($10,000,000.00) (the “Deposit”) with First American Title Insurance Company’s office in New York, New York (“Escrow Agent”). In lieu of said sum, Buyer may deliver to the Escrow Agent a letter of credit in the amount of the Deposit (a “Letter of Credit”), which Letter of Credit shall be issued by a financial institution acceptable to Colonial REIT, shall name Escrow Agent as beneficiary, shall have an expiration date no earlier than August 1, 2007 and shall contain such other terms and conditions reasonably required by Colonial REIT. In the event that Colonial REIT is entitled to receive the Deposit hereunder (except under the provisions of Section 2.4.1.1 below), Escrow Agent shall draw on the Letter of Credit and deliver the proceeds to Colonial REIT.
     2.4 Disbursement of Deposit.
          2.4.1 The Deposit shall be held in escrow by Escrow Agent in accordance with the provisions of this Section 2 and the laws of New York. Except as otherwise expressly provided herein, the parties and Escrow Agent agree that the Deposit shall be disbursed as follows:
     2.4.1.1 If Closing occurs, the Deposit shall be delivered to Colonial REIT at Closing and credited against the Purchase Price (unless the Deposit is in the form of a Letter of Credit).
     2.4.1.2 If Closing is not held by reason of Buyer’s default, the Deposit shall be delivered to Colonial REIT within five (5) business days of Colonial REIT’s delivery to Escrow Agent of a written notice (a copy of which shall be delivered contemporaneously to Buyer) from Colonial REIT that Colonial REIT is entitled to the Deposit pursuant to the terms of this Agreement, unless Buyer disputes Colonial REIT’s notice by written notice to Escrow Agent and Colonial REIT within five (5) business days after giving of Colonial REIT’s notice. In such event Escrow Agent shall not deliver the Deposit to Colonial REIT unless instructed to do so by Colonial REIT and the Buyer, or ordered to do so by a court of competent jurisdiction. In the event that it is subsequently determined that the Deposit should have been paid over to Colonial REIT, the Buyer shall be responsible for paying Colonial REIT’s reasonable costs and expenses in obtaining the Deposit, including, but not limited to, court costs and attorneys’ fees. In the event that it is subsequently determined that the Deposit should not have been paid over to Colonial REIT, Colonial REIT shall be responsible for paying Colonial REIT’s reasonable costs and expenses in retaining the Deposit, including, but not limited to, court costs and attorneys’ fees. The failure of Buyer to dispute Colonial REIT’s notice by delivery of Buyer’s notice as aforesaid within the required period shall constitute Buyer’s consent to the delivery of the Deposit to Colonial REIT.
     2.4.1.3 If Closing is otherwise not held for any failure of a condition to Closing set forth herein, other than a default of Buyer, the Deposit shall be returned to Buyer within five (5) business days of Buyer’s delivery to Escrow Agent of a written notice (a copy of which shall be delivered contemporaneously to Colonial REIT) from Buyer that Buyer is entitled to the Deposit pursuant to the terms of this Agreement, unless Colonial REIT disputes Buyer’s notice by written notice to Escrow Agent and Buyer within five (5) business days after giving of Buyer’s notice. In such event, Escrow Agent shall not deliver the Deposit to Buyer unless instructed to do so by the Buyer and Colonial REIT, or ordered to do so by a court of competent jurisdiction. In the event that it is subsequently determined that the Deposit should have been paid over to Buyer, Colonial REIT shall be responsible for paying Buyer’s reasonable costs and expenses in retaining the Deposit, including, but not limited to, court costs and attorneys’ fees. In the event that it is subsequently determined that the Deposit should not have been paid over to Buyer, Buyer shall be responsible for paying Colonial REIT’s reasonable costs and expenses in obtaining the Deposit, including, but not limited to, court costs and attorneys’ fees. The failure of Colonial REIT to dispute Buyer’s notice by delivery of Colonial REIT’s notice as aforesaid within the required period shall constitute Colonial REIT’s consent to the release of the Deposit to Buyer.
          2.4.2 The Escrow Agent acknowledges receipt of the Deposit and shall hold the Deposit in one or more segregated money market type interest bearing accounts with one or more banking or savings institutions. Accrued interest shall be considered part of the “Deposit” for all purposes under this Agreement.
     2.5 Escrow Agent’s Responsibility. The Escrow Agent is acting only as escrowee responsible for holding the Deposit in accordance with the provisions of this Agreement. If there is a dispute between the parties relating to the Deposit, then the Escrow Agent shall either (a) continue to hold the Deposit until directed otherwise by notice of Colonial REIT and Buyer or court order or (b) deliver the Deposit into court. Neither the Escrow Agent, nor any firm of which the Escrow Agent is a member, shall, by virtue of so acting, be disqualified from representing any party to this Agreement whether in the event of litigation or otherwise.

3. REPRESENTATIONS AND WARRANTIES OF COLONIAL REIT.
     Colonial REIT represents and warrants to Buyer, that as of the Execution Date:
     3.1 Due Organization; Consents.
          Colonial REIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Alabama, with its principal place of business in the State of Alabama. All requisite trust action has been taken by Colonial REIT in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by Colonial REIT of this Agreement and/or the performance by Colonial REIT of its obligations hereunder that has not been obtained, other than consents, the failure to obtain of which, would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined).
          Each Property Owning Party is a duly organized, validly existing and in good standing under the laws of its state of organization and in the state in which the Property it owns is located. All requisite action has been taken by the Property Owning Parties in connection with the transactions described in this Agreement, and will be taken prior to the Closing in connection with the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the performance by the Property Owning Parties of the transactions described herein, other than consents that would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined)
     3.2 Authority; Validity of Agreements.
          Colonial REIT has full right, power and authority to transfer, contribute and convey the REIT Transferred Interests to Buyer, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Colonial REIT have the legal power, right and actual authority to bind Colonial REIT to the terms hereof and thereof. This Agreement is, and all instruments, documents and agreements to be executed by Colonial REIT in connection herewith shall be, duly authorized, executed and delivered by Colonial REIT and shall be valid, binding and enforceable obligations of Colonial REIT subject to applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights and general principles of equity.
     3.3 No Conflicts.
          The execution and delivery of this Agreement by Colonial REIT, the consummation of the transactions herein contemplated to be performed by Colonial REIT and compliance with the terms of this Agreement by Colonial REIT will not conflict with or, without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which Colonial REIT or any of the Property Owning Entities is a party or by which Colonial REIT or any of the Property Owning Entities or their assets are bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Colonial REIT or any of the Property Owning Entities or all or any portion of any Properties, other than a breach or default that would (i) reasonably be expected to cause the loss in value of the Properties of more than $10,000,000 or result in damages or liability to the Properties, any Property Owning Entity or Buyer of more than $10,000,000 (ii) not have a material adverse effect on the operations of the Properties or the Property Owning Entities, taken as a whole, or the Company or (iii) not have a material adverse effect on the ability of Colonial REIT or the Operating Partnership to perform and/or consummate the transactions (including, the Pre-Closing Transactions) contemplated by this Agreement (any of the above being a “Material Adverse Effect”), it being understood that a Material Adverse Effect could, but will not necessarily, result from events or conditions occurring at or with respect to a single Property and/or a Property Owning Entity.
     3.4 Litigation. Except for the proceedings disclosed on Schedule 3.4 attached hereto, there are no actions, suits or proceedings before any judicial or quasi-judicial body, by any governmental authority or other third party, pending, or to Colonial REIT’s knowledge, threatened, against or affecting all or any portion of any Property and, to Colonial REIT’s knowledge, there is no basis for any such action except for such proceedings, the adverse determination of which would not have a Material Adverse Effect. There are no actions, suits or proceedings pending by any of the Property Parties in connection with all or any portion of any Property or a Property Party’s ownership, rights, use, development or maintenance thereof, including, without limitation, tax reduction proceedings.
     3.5 Ownership of Interests and Contributed Assets.
          3.5.1 Following the consummation of the Distribution, Colonial REIT will own the REIT Transferred Interests free and clear of any liens, security interests and any other encumbrances arising by, through or under Colonial REIT.
          3.5.2 Upon consummation of the transactions contemplated by the Contribution Agreement, each Property Owning Entity shall have acquired all of the right, title, and interest of the Operating Partnership in and to the Property contributed to such Property Owning Entity, and all leases, contracts, and other personal property related to such Property and shall have succeeded to the rights and obligations of the Operating Partnership as “landlord” under such leases,

     3.6 Leases.
          The leases listed on the rent rolls attached hereto as Schedule 3.6 are a true and complete list of all leases, licenses and occupancy agreements (as the same may be amended) affecting the Properties including all amendments thereof (collectively, “Leases”). Colonial REIT has made available to Buyer true and complete copies of all Leases. Following the consummation of the Property Transfers, the applicable Property Owning Entity will (i) be the landlord under each Lease at the Property owned by it and will have not (ii) made any currently effective assignment of any interest therein (except as security for the Mortgage Loan). Except as set forth on Schedule 3.6, none of the Property Parties has given to, and to the knowledge of Colonial REIT, has not received from any tenant, any written notice of default.
     3.7 Existing Contracts.
          To Colonial REIT’s knowledge, the schedule attached hereto as Schedule 3.7 (the “Contracts Schedule”) is true, correct and complete in all material respects regarding all service, maintenance, repair, management, supply and other contracts affecting any Property that are in effect as of the date hereof (collectively, Service Contracts”) that will be in effect on the day of Closing and that require payment, in any calendar year, by or to any Property Party following the Closing in excess of $10,000 and any other contract the termination of which (without replacement by a suitable replacement contract) would have a Material Adverse Effect. To Colonial REIT’s knowledge, all Service Contracts are in good standing and in full force and effect, and the Property Party that is a party thereto is not in default thereunder nor does Colonial REIT have any knowledge of any event or circumstance which, with or without the giving of notice, the passage of time or both, may constitute a default thereunder.
     3.8 Insurance. True, correct and complete copies of all certificates of insurance with respect to all insurance policies currently in effect with respect to any Property have been made available to Buyer. All premiums due on such insurance policies have been paid and Colonial REIT shall maintain or cause to have maintained such insurance policies from the Execution Date through the Closing Date or earlier termination of this Agreement. No Property Party has received nor does any Property Party have knowledge of any notice or request from any insurance company requesting the performance of any work or alteration with respect to any Property. No Property Party has received notice from any insurance company concerning, nor is any Property Party aware of, any defects or inadequacies in any Property which, if not corrected, would result in the termination of insurance coverage or increase its cost.
     3.9 Compliance with Laws. None of the Property Parties know of or have received written notice of any condition currently or previously existing on any Property or any portion thereof which constitutes, or may give rise to, any current violation of any existing “Laws” (as hereinafter defined) applicable to such Property if it were disclosed to the authorities having jurisdiction over such Property. As used herein, the term “Laws” shall mean, collectively, all laws, rules, regulations, ordinances and orders of all applicable federal, state, city or other governmental authorities in effect as of the

Execution Date, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. § 12102, et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all Laws with respect to zoning, building, fire, life safety, health codes and sanitation (provided Laws shall not include any Environmental Laws (as defined below) which are covered by Section 3.11 below).
     3.10 Condemnation; Special Assessments. None of the Property Parties have received notice of, or otherwise have any knowledge of any pending or contemplated condemnation, eminent domain or similar proceeding or special assessment which would affect any Property or any part thereof in any way whatsoever.
     3.11 Toxic or Hazardous Materials.
          3.11.1 Definitions.
               3.11.1.1 “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Material of Environmental Concern in, at, on, under, from or about any location, whether or not owned or operated by Colonial REIT, or (ii) circumstances forming the basis of any violation or alleged violation of any “Environmental Law” (as hereinafter defined).
               3.11.1.2 “Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
               3.11.1.3 “Environmental Notice” means any written notice from any governmental authority or any written notice from any other source (whether from a citizens group, employee or other person or entity).
               3.11.1.4 “Material of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon, or mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.
          3.11.2 Representations and Warranties. Except as may be disclosed in any of the reports identified on Schedule 3.11.2, or otherwise set forth on Schedule 3.11.2 attached hereto (a) no Property Party knows of or has received any Environmental Notice that alleges that (i) any Property Party is not in compliance with any Environmental Laws relating to any Property, (ii) any Property Party does not possess or comply with any permit or other governmental authorization required under Environmental Laws, or (iii) there are circumstances that may prevent or interfere with any such compliance by any Property Party in the future; (b) there is no Environmental Claim pending or, to the knowledge of any Property Party, threatened with regard to any Property; (c) no Property Party knows of or has received any Environmental Notice that alleges that there has been any release of any Material of Environmental Concern at, on or from any Property that requires remediation under any Environmental Law; (d) no Property Party knows of or has received any Environmental Notice that alleges that there are any past or present actions, activities, circumstances, conditions, events or incidents relating to any Property, including, without limitation, the manufacture, generation, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking, or other presence or release of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any Property Party or against any person or entity, including, without limitation, persons or entities whose liability for such Environmental Claim any Property Party may have retained or assumed either contractually or by operation of law; and (e) to the knowledge of Colonial REIT, (i) no Property Party has stored, disposed of or arranged for the disposal of any Material of Environmental Concern on any Property (except for any Material of Environmental Concern maintained by a Property Party in the ordinary course of business and in accordance with all Environmental Laws), (ii) there are no underground storage tanks located on any Property, (iii) there is no asbestos contained in or forming part of any improvement on any Property, including, without limitation, any building, building component, structure or retail space on any Property, (iv) there is no mold, yeast, fungi or other similar biological agent, whether visible or invisible, or hidden, that exceeds permissible or regulated limits, requires remediation or abatement, or may have adverse health effects contained in or forming part of any Improvement, including, without limitation, any building, building component, structure or retail space on any Property, (v) no polychlorinated biphenyls (PCBs) at concentrations in excess of 50 parts per billion are used or stored at any Property, and, (vi) there are no Environmental Claims or circumstances in the vicinity of any of the Properties relating to environmental contamination or clean-up affecting or compromising the value of any such Properties.
     3.12 Foreign Investment In Real Property Tax Act. Colonial REIT (a) is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) is a resident of each State in which any Property is located, within the meaning of the applicable revenue and taxation statutes of each such State.
     3.13 Not a Prohibited Person.
          (a) As used herein, the term “Prohibited Person” shall mean any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iii) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (iv) a person or entity that is affiliated with any person or entity identified in clause (i), (ii) and/or (iii) above.
          (b) No Property Party is a Prohibited Person and to Colonial REIT’s knowledge, no person or entity owning or controlling the Property Parties (other than public shareholders of Colonial REIT, as to which Colonial REIT makes no representations or warranties) is a Prohibited Person.
          (c) To Colonial REIT’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.
          (d) The assets Colonial REIT will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person.
          (e) The assets Colonial REIT will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
          (f) No Property Party has violated the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”)
          (g) Throughout the pendency of this Agreement, the Property Parties will comply with the Money Laundering Act and Executive Order 13224 signed September 24, 2001 entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism.
     3.14. Zoning. To Colonial REIT’s knowledge, no zoning, historic preservation, building or similar law, ordinance, order or regulation (including, without limitation the Americans with Disabilities Act) is or will be violated by the construction, maintenance, operation or use of any of the existing buildings or other improvements on the Properties or by the construction, maintenance, operation or use of the parking areas except as would not have a Material Adverse Effect.
     3.15 Operating Statement. The operating statement for the Property for the calendar year 2006 attached hereto as Schedule 3.15 is true and correct in all material respects.
     3.16 Survival. The liability of Colonial REIT with respect to its breach of the representations and warranties contained herein shall survive the Closing for a period that expires at 11:59 p.m. on March 31, 2008, provided, however, that the representations and warranties of Colonial REIT contained in the first sentence of Section 3.1 and Section 3.13 shall survive Closing indefinitely.

     3.17 Knowledge. The phrase “to Colonial REIT’s knowledge” as used in this Agreement means the actual (as opposed to constructive or imputed) knowledge, without independent investigation or inquiry, of the following persons: John Moss, Mary Lou Davis, Sam Warbington, Cindy Hatzisavvas, Brian Neltner and Fred Rixey.
     3.18 No Other Representations or Warranties.
          (a) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING IN THIS ARTICLE 3, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, THE PROPERTIES PRESENTLY OWNED BY THE PROPERTY OWNING ENTITIES ARE “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, AS APPLICABLE, NONE OF BUYER, ANY OF ITS AFFILIATES OR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM COLONIAL REIT OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF COLONIAL REIT, AS TO ANY MATTER CONCERNING THE PROPERTIES OR THE COMPANY OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, THE COMPLETENESS THEREOF), INCLUDING (A) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF THE PROPERTIES OR ANY ASPECT OR PORTION THEREOF, INCLUDING, STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, WATER AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY AND GROUNDWATER; (B) THE DIMENSIONS OR LOT SIZE OF THE PROPERTIES OR THE SQUARE FOOTAGE OF ANY OF THE IMPROVEMENTS THEREON OR OF ANY TENANT SPACE THEREIN; (C) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, THE PROPERTIES, OR THE FITNESS, SUITABILITY, VALUE OR ADEQUACY OF A PROPERTY FOR ANY PARTICULAR PURPOSE; (D) THE ZONING OR OTHER LEGAL STATUS OF ANY PROPERTY; (E) THE COMPLIANCE OF ANY PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY (INCLUDING, THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED); (F) THE ABILITY OF BUYER OR ANY OF ITS AFFILIATES TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR THE USE OR DEVELOPMENT OF ANY PROPERTY; (G) THE PRESENCE, ABSENCE, CONDITION OR COMPLIANCE OF ANY HAZARDOUS SUBSTANCES OR WASTE ON, IN, UNDER, ABOVE OR ABOUT ANY PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY; (H) THE QUALITY OF

ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS AT ANY PROPERTY; OR (I) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS, RELATING TO THE OPERATION OF, ANY PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF COLONIAL REIT OR ANY DIRECT OR INDIRECT PARTNER, MEMBER, DIRECTOR, TRUSTEE, OFFICER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF COLONIAL REIT, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED, ARISING BY VIRTUE OF ANY STATUTE, REGULATION OR COMMON LAW RIGHT OR REMEDY IN FAVOR OF ANY OF THEM.
          (b) BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY REPORTS OBTAINED BY BUYER OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF BUYER AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, NONE OF COLONIAL REIT OR ANY OF ITS AFFILIATES HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, BUYER IS SOLELY RESPONSIBLE FOR OBTAINING, AS IT DEEMS NECESSARY OR APPROPRIATE, ANY APPROVAL OR PERMIT NECESSARY FOR ACCEPTANCE BY IT OF ANY PROPERTY OR INTEREST AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER’S SOLE COST AND EXPENSE.
          (c) BUYER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION) ON OR RELATED TO ANY OF THE PROPERTIES BE REQUIRED AFTER THE DATE OF CLOSING, EXCEPT WITH RESPECT TO SUCH ENVIRONMENTAL CONDITIONS THAT WERE CAUSED OR PERMITTED BY ANY PROPERTY PARTY, COLONIAL REIT SHALL HAVE NO LIABILITY TO BUYER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION AND BUYER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY.
          (d) Without limiting the provisions of Article 3 hereof, from and after the Closing, except in respect of the rights, remedies and other provisions (including the representations, warranties and covenants) set forth in or arising out of this Agreement or in any other document delivered in connection herewith or pursuant hereto, Buyer irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against Colonial REIT, the Operating Partnership, their affiliates or any direct or indirect partner, member, manager, trustee, director, shareholder, controlling person, affiliate, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns, with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the REIT Transferred Interests, the Properties or any portion thereof or the condition thereof, including the physical, environmental and structural condition of any Property or any law applicable thereto, or any other matter relating to the use, presence, discharge or release of hazardous substance or waste on, under, in, above or about any of the Properties, except, in every instance, to the extent arising out of the gross negligence or willful misconduct of the Property Parties. In connection with this Article 3, Buyer expressly waives the benefits of any provision or principle of federal or state law that may limit the scope or effect of the waiver and release provisions of the preceding sentence.
          (e) BUYER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDERSTOOD BY BUYER, AND BUYER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF BUYER’S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. BUYER ACKNOWLEDGES AND WARRANTS THAT BUYER’S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.
     3.19 Property Parties’ Warranties Deemed Modified. To the extent that Buyer (or its representative(s)) receives notice in writing or Buyer (or its representative(s)) knows at or prior to the Closing that there are pre-Closing breaches, defaults, inaccuracies and/or misrepresentations concerning representations or warranties of the Property Parties or in connection with any matter concerning any and all of the Properties (“Pre-Closing Breaches”) and Buyer does not give notice to Colonial REIT of such Pre-Closing Breaches on or prior to the Closing, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge and Colonial REIT shall not have any post-Closing liability in connection with this Agreement by reason of any such Pre-Closing Breach; provided, the failure of Buyer to give such notice shall not be deemed a breach by Buyer of its obligations under this Agreement. For purposes of this Agreement, Buyer shall be deemed to know (at Closing and not before) that a representation or warranty is untrue, incorrect or inaccurate if and to the extent that this Agreement, any Exhibit or Schedule attached hereto, any Tenant Estoppel delivered to Buyer or the lender under the Mortgage Loan, any matter disclosed in any of the Colonial REIT Financial Due Diligence Materials contains information that qualifies or conflicts with Colonial REIT’s assertions in such representation or warranty. As used herein,

“Colonial REIT Financial Due Diligence Materials” means all financial due diligence documents and/or materials (as distinguished from other due diligence materials) provided by or on behalf of Colonial REIT or otherwise made available to Buyer including leases, operating statements, rent rolls and budgets and specifically excluding matters contained in or disclosed by the Existing Title Policies and Existing Surveys.
4. BUYER’S REPRESENTATIONS AND WARRANTIES.
     Buyer represents and warrants to Colonial REIT that as of the Execution Date:
     4.1 Due Organization; Consents. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection with the execution by Buyer of this Agreement and/or the performance by Buyer of its obligations hereunder.
     4.2 Buyer’s Authority; Validity of Agreements. Buyer has full right, power and authority to accept the REIT Transferred Interests from Colonial REIT as provided in this Agreement, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement on behalf of Buyer and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof. This Agreement is, and all other documents and instruments to be executed and delivered by Buyer in connection herewith shall be, duly authorized, executed and delivered by Buyer and shall be valid, binding and enforceable obligations of Buyer subject to applicable bankruptcy, insolvency or other similar laws relating to creditors’ rights and general principles of equity.
     4.3 No Conflicts. The execution and delivery of this Agreement by Buyer, the consummation of the transactions herein contemplated to be performed by Buyer, and compliance with the terms of this Agreement by Buyer will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which Buyer is a party or by which Buyer is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Buyer.
     4.4 Prohibited Person.
          4.4.1 Buyer is not a Prohibited Person and to Buyer’s knowledge, no person or entity owning or controlling Buyer (other than public shareholders of any entity traded on any U.S. stock exchange, as to which Buyer makes no representations or warranties) is a person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order.
          4.4.2 To Buyer’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement, is a Prohibited Person.
     4.5 Investment Purpose. Buyer is purchasing the REIT Transferred Interests pursuant to this Agreement for investment for its own account and not with a view to the distribution of all or any part thereof as such term is used in Section 2(11) of the Securities Act of 1933, as amended. Buyer is able to bear the economic risk of the acquisition of the REIT Transferred Interests pursuant hereto and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the acquisition of the REIT Transferred Interests.
     4.6 Survival. All of the representations and warranties of Buyer set forth in this Agreement shall be true upon the Execution Date and shall be deemed to be repeated at and as of the Closing Date (except as otherwise provided herein). The representations and warranties made by Buyer herein shall survive the Closing for a period that expires at 11:59 p.m. on March 31, 2008.
5. ACTIONS PENDING CLOSING.
     5.1 Formation of Property Owning Entities.
          Prior to the Closing, Colonial REIT shall cause the Operating Partnership to form each of the Property Owning Entities (that do not exist on the date hereof) by filing all required documents with the Secretary of State’s Office of the State of Delaware and executing an operating agreement for each Property Owning Entity, in the form reasonably agreed to between Colonial REIT and Buyer, (each, a “Property Operating Agreement” and, collectively, the “Property Operating Agreements”). Each Property Owning Entity shall at all times be classified for U.S. Federal income tax purposes as a disregarded entity and not as a partnership or association taxable as a corporation. Each Property Owning Entity shall not, at any time, (a) be a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended, or (b) be required to file reports pursuant to Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended. The New Property Owning Entities shall not have or employ any employees prior to the Property Transfers and shall not obtain or incur any assets or liabilities prior to the acquisition by it of the Property to be acquired by it (except as expressly set forth herein).
     5.2 Contribution of Properties.
          Subsequent to the formation of the New Property Owning Entities and prior to the Closing, Colonial REIT shall cause the Operating Partnership to convey or cause to be conveyed each of the Properties to one of the Property Owning Entities, such that, upon consummation of all of these conveyances, each Property Owning Entity shall own one Property. Such conveyance shall be by warranty deed and shall be subject only to Permitted Exceptions (as defined below). The obligations of the Colonial REIT under this Section 5.2 shall be deemed satisfied by the delivery of the deeds of conveyance for the Properties by the Operating Partnership to the Title Company (as defined below) with irrevocable instructions to the Title Company to record the deeds, even if the deeds are not recorded in the applicable land records prior to the Closing.
     5.3 Mortgage Loan.
          Immediately prior to the Closing, Colonial REIT will cause the Company to incur mortgage indebtedness from UBS (or another lender mutually acceptable to Colonial REIT and Buyer) in an amount not greater than $187,200,000.00 (the “Mortgage Loan”). The Mortgage Loan shall be on such other terms as are mutually acceptable to Colonial REIT and Buyer. The terms of the Mortgage Loan shall permit the transactions contemplated by this Agreement. All of the proceeds of the Mortgage Loan shall be distributed by the Company to the Operating Partnership. Colonial REIT and Buyer agree to cooperate in good faith to finalize the terms of the Mortgage Loan, the terms of which will be substantially in accordance with the term sheet attached hereto as Exhibit “E”, it being acknowledged that the Mortgage Loan may consist of multiple fundings and that, as required by Colonial REIT, the initial funding may be more or less than the amount set forth above.
     5.4 Distribution of Interests.
          Following the Property Transfers pursuant to Section 5.2 above and the incurrence of the Mortgage Loan and the distribution of the proceeds thereof to the Operating Partnership, Colonial REIT shall cause the Operating Partnership to contribute its 100% membership interest in each of the Property Owning Entities to the Company in exchange for 100% of the Common Units in the Company, and immediately thereafter, Colonial REIT shall cause the Operating Partnership to distribute 85% of Common Units to its partners, on the basis of 0.85 Common Unit for each common unit of limited partner and general partner interest in the Operating Partnership held by each partner and contribute the remaining 15% of the Common Units to Colonial LLC. The foregoing shall be evidenced by the execution and delivery by Colonial REIT, Colonial LLC, the Operating Partnership and the Limited Partners on its own behalf and as attorney-in-fact for the Limited Partners of the Operating Agreement of the Company that reflects such distribution and contribution of interests.
     5.5 Purchase of Limited Partners’ Common Units.
          In the event that the Operating Partnership notifies Buyer at least thirty (30) days prior to Closing that one or more of the Limited Partners desires to sell their Common Units to Buyer, Buyer agrees to enter into the Limited Partner Purchase Agreement with such Limited Partners and to consummate the acquisition of such Common Units pursuant to the terms of the Limited Partner Purchase Agreement.

6. TITLE AND OTHER DILIGENCE MATTERS.
     6.1 Prior to the execution and delivery of this Agreement, Colonial REIT has made available to Buyer, with respect to all of the Properties, to the extent such materials are in the possession of Colonial REIT or the Operating Partnership, the following: (i) the most recent title insurance policy, commitment or pro forma, whether owner’s or lender’s (the “Existing Title Policies”) and (ii) the most recent survey in its possession for each of the Properties that have been surveyed (as same may be updated from time to time, the “Existing Surveys”). Buyer has ordered new title commitments for each Property (“New Title Commitments”) and has ordered new surveys for each Property (“New Surveys”). At Closing, each Property Owning Entity shall own fee simple marketable title to the Property owned by it subject only to the Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” shall mean the following: (i) the lien of general real estate taxes which are not yet due and payable as of Closing, (ii) all matters created or caused by or on behalf of Buyer; (iii) the rights of tenants, as tenants only, pursuant to any Lease(s) now in effect or which are entered into subsequent to the date hereof in accordance with the terms hereof; (iv) all laws, regulations and ordinances (including all environmental, building and zoning restriction affecting any and all of the Properties or the ownership, use or operation thereof adopted by any governmental authority having jurisdiction over any and all of the Properties or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date); (v) Liens securing the Mortgage Loan; (vi) such matters as are shown on the New Surveys which are not Title Defects; and (viii) such matters as are shown on the New Title Commitments which are not Title Defects.
     6.2 Prior to or subsequent to the date hereof, Buyer may order (i) New Title Commitments from First American Title Insurance Company or another nationally recognized title insurance company acceptable to Buyer and Colonial REIT (the “Title Company”), (ii) New Surveys, (iii) new PZR or similar reports for each of the Properties (“New PZRs”); and (iv) new environmental reports for each of the Properties (the “New Environmental Reports”). In the event that any New Title Commitment, New Survey, New PZR or New Environmental Report discloses any matters which, in the good faith and reasonable opinion of Buyer, are material to the use, operation, value, financeability or marketability of a Property or the Properties (a “Title Defect”), Buyer shall notify Colonial REIT of such Title Defect within ten (10) Business Days of receipt of the last of the New Title Commitment, New Survey, New PZR or New Environmental Report for each respective Property (a “Defect Notice”). In the event that Buyer fails to notify Colonial REIT of a Title Defect within such ten (10) Business Day period, such Title Defect shall be deemed a Permitted Exception for purposes of this Agreement.
     6.3 Within ten (10) business days after Colonial REIT’s receipt of a Defect Notice, Colonial REIT shall notify Buyer whether Colonial REIT elects to cure such Title Defect that is the subject of the Defect Notice; provided, that Colonial REIT shall be obligated to cure all Title Defects that consist of (i) liens securing indebtedness (other than the Mortgage Loan) and (ii) any other encumbrance that can be cured solely by the payment of money not to exceed $250,000. If Colonial REIT (a) does not timely elect to cure such Title Defect (b) decides not to cure such Title Defect or (c) elects to cure such Title Defect but fails to do so by the Closing Date, Buyer shall have the right to (x) terminate this Agreement or (y) waive such Title Defect, in which event such Title Defect shall constitute a Permitted Exception hereunder. Unless Buyer is entitled to and does timely object to a Title Defect, or unless Buyer does not waive a Title Defect pursuant to this Section 6.3, all such title matters shall be deemed to constitute Permitted Exceptions and Buyer shall be obligated to close without any deduction from the Purchase Price.
7. ADDITIONAL COVENANTS OF COLONIAL REIT.
     In addition to the covenants and agreements of Colonial REIT set forth elsewhere in this Agreement, Colonial REIT covenants and agrees that between the Execution Date and the Closing Date (or the date of earlier termination hereof, if applicable):
     7.1 Title. No Property shall, directly or indirectly, sell, contribute, assign or create any right, title or interest whatsoever in or to any of the REIT Transferred Interests or the Properties, or create or permit to exist thereon any lien, charge or encumbrance other than Permitted Exceptions, or enter into or permit any other Property Party to enter into any agreement to do any of the foregoing, as applicable, without the prior written consent of Buyer.
     7.2 Notice of Change in Circumstances; Litigation. Colonial REIT shall notify Buyer of any change (collectively, the “Changes”) in any condition with respect to the Company, or any Property or any portion thereof, or of any event or circumstance of which Colonial REIT obtains knowledge subsequent to the Execution Date which (a) is likely to have a material adverse effect on the Company, any Property Owning Entity or any Property or any portion thereof, or the use or operation of such Property or any portion thereof, (b) makes any representation or warranty of Colonial REIT to Buyer under this Agreement untrue or misleading in any material respect or (c) makes any covenant or agreement of Colonial REIT under this Agreement incapable or substantially less likely of being performed. Notwithstanding anything to the contrary contained herein, if Colonial REIT becomes aware after the Execution Date of any Changes that (i) make any representation or warranty of Colonial REIT set forth in this Agreement (which was true, correct and complete as of the Execution Date) untrue, incorrect or incomplete or (ii) make any covenant or agreement of Colonial REIT under this Agreement (which was, as of the Execution Date, capable of being performed) incapable or substantially less likely of being performed, to the extent that such Changes are not a result of Colonial REIT’s breach of this Agreement, such Changes shall not constitute a default by Colonial REIT hereunder and Colonial REIT shall have no liability to Buyer with respect thereto, but Colonial REIT shall promptly notify Buyer of such Changes. At any time prior to the Closing, Colonial REIT shall be entitled to deliver to Buyer updates to, or substitutions of, any of Schedules 3.4, 3.6, 3.7 and 3.11.2 hereto, to the extent the facts or circumstances have changed since the making of such representations (the “Disclosure Schedules”); provided that such updates or substitutions are clearly marked as such and are addressed to Buyer at the address listed in Section 14.4. The updated or substitute Disclosure Schedules shall replace, in whole or in part, as the case may be, the Disclosure

Schedules previously delivered hereunder for all purposes; provided, however, that Colonial REIT and Buyer acknowledge and agree that no such update or substitution shall cure a breach of a representation or warranty made on the date of this Agreement that was untrue as of such date. In the event that any of the Changes or updates or substitutions to Disclosure Schedules shows that a Material Adverse Effect has occurred since the execution and delivery hereof, Buyer shall have the right to terminate this Agreement upon ten (10) days’ notice to Colonial REIT, so long as Colonial REIT shall not have cured the matter giving rise to such Material Adverse Effect prior to the expiration of such ten (10) day period, in which event, the Deposit or Letter of Credit, as applicable, will be returned to Buyer.
     7.3 Operation of Properties. No Property Party shall default in any material respect with respect to the performance of any obligation relating to any Property, including, without limitation, the payment of all amounts due and the performance of all obligations with respect to any existing indebtedness or existing leases or contracts affecting such Property. Colonial REIT shall maintain, or shall have caused to be maintained, each Property and all portions thereof in the same condition as on the date hereof, and shall perform all routine or ordinary maintenance, repairs and replacements thereto which are not the responsibility of a tenant under its Lease, and otherwise in material compliance with all applicable Laws, rules and regulations affecting such Property or any portion thereof. Colonial REIT shall enforce or cause to be enforced, all maintenance obligations of tenants under all Leases. Except for those capital expenditures set forth on Schedule 7.3, Colonial REIT shall operate, or shall have caused to be operated, each Property and all portions thereof in substantially the same manner as it has been operated prior to the date hereof, and otherwise in material compliance with all applicable Laws, rules and regulations affecting such Property or any portion thereof. Colonial REIT shall enforce or cause to be enforced, all operational obligations of tenants under all Leases. Colonial REIT shall not and shall not permit any other Property Party to make any capital or other material alterations to any of the Properties without Buyer’s prior consent unless such Property Party is required to do so by the terms of any Lease, in which event Colonial REIT shall give Buyer prompt notice thereof.
     7.4 Service, Management and Employment Contracts. No Property Party shall enter into, any new service, property management contract or extend, renew or replace any existing service, property management or employment contract in respect of any Property, without Buyer’s prior written consent (which consent may not be unreasonably withheld by Buyer), unless the same shall be immediately cancelable without penalty or premium, upon notice from the owner of such Property.
     7.5 Leases. No Property Party shall enter into, any new lease or extend, renew or replace any lease without Buyer’s prior written consent (which consent may not be unreasonably withheld by Buyer); provided, however, that if Buyer fails to respond within five (5) Business Days of Colonial REIT’s written request for consent, Buyer shall be deemed to have given such consent.
     7.6 Estoppels. As soon as practicable after the execution and delivery hereof, Colonial REIT shall cause the applicable Property Party to request estoppel certificates from each tenant in each Property in substantially the form attached hereto as Exhibit “B” (each, a “Tenant Estoppel” and, collectively, the “Tenant Estoppels”).
     7.7 Insurance. Prior to Closing, Buyer shall arrange, at the sole cost and expense of the Company, such insurance for all of the Properties that will be in effect at Closing as is similar to the insurance that is currently in effect for the Properties (or is otherwise required in connection with the Mortgage Loan). Colonial REIT agrees to cause all Property Parties to cooperate with Buyer to obtain such insurance.
     7.8 Preparation of Information Statement/Offer to Purchase. As soon as reasonably practicable following the date hereof, Colonial REIT and Buyer shall prepare a joint information statement/offer to purchase (the “Transaction Information Statement/Offer to Purchase”) to be distributed to the limited partners of the Operating Partnership. The Transaction Information Statement shall be prepared by Colonial REIT, and shall be subject to the prior review, comment and consent of Buyer (not to be unreasonably withheld or delayed). The Transaction Information Statement shall consist of information relating to the Properties, the Company, the terms of this Agreement, the terms of the LLC Agreement (including the restrictions on transfer of the Common Units), the terms of Buyer’s offer to purchase Common Units from the limited partners, the other terms of the transaction, condensed combined financial statements of the Properties for the year ended December 31, 2006 (historical and pro forma), and such other information (including tax disclosure reasonably acceptable to both Colonial REIT and Buyer) customarily included in disclosure documents of this nature that Colonial REIT and Buyer reasonably determine to include. Colonial REIT shall indemnify Buyer with respect to any loss, damages, and expenses (including reasonable attorneys’ fees) that may be incurred by reason of claims asserted by limited partners by reason of any untrue statement or alleged untrue statement of a material fact contained in the information provided by Colonial REIT for inclusion in the Transaction Information Statement/Offer to Purchase, or the omission or alleged omission from such information of a material fact required to be stated therein or necessary to make the statements therein not misleading material misstatements.
8. CONDITIONS TO CLOSING.
     8.1 Buyer’s Closing Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
          8.1.1 Colonial REIT’s Due Performance.
               8.1.1.1 All of the representations and warranties of Colonial REIT set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date), with appropriate modifications or qualifications to those representations and warranties to reflect actions taken in accordance with Article 7 hereof and the results of any casualty or condemnation except where the failure or failures of such representations and warranties to be true and correct would not reasonably be expected to have, either individually, or in the aggregate a Material Adverse Effect.
               8.1.1.2 Colonial REIT, on or prior to the Closing Date, shall have complied with and/or performed in all material respects all of the obligations, covenants and agreements required on the part of Colonial REIT to be complied with or performed pursuant to the terms of this Agreement.
          8.1.2 Consummation of Pre-Closing Transactions. All of the transactions contemplated by Section 5.1 through 5.4 hereof shall have been consummated immediately prior to the Closing.
          8.1.3 Estoppels. Colonial REIT shall have delivered to Buyer all Tenant Estoppels it has received pursuant to it Section 7.6 request (regardless of form and contents). Without limiting the foregoing, Colonial REIT shall have delivered to Buyer, Tenant Estoppels in substantially the form requested under Section 7.6 (provided, that, if a tenant’s Lease prescribes a form of estoppel that is different than the applicable estoppel form attached to this Agreement, and provided, that, Colonial REIT’s original request was for an estoppel in the form attached to this Agreement, then an estoppel certificate executed by such Tenant in the form attached to such Lease shall acceptable as to form with respect to such tenant) dated not earlier than the date hereof from tenants comprising not less than seventy-five percent (75%) of the gross base rental amount for each Property (“General Estoppel Requirements”). Without limiting the General Estoppel Requirements, Colonial REIT shall have delivered to Buyer, Tenant Estoppels dated not earlier than the date hereof from (i) all tenants at all Properties leasing 25,000 or more leasable square feet (“Major Tenants”) and (ii) from such other tenants such that, together with the estoppels from Major Tenants, the General Estoppel Requirements have been satisfied; provided, that up to five percent (5%) of the General Estoppel Requirements may be satisfied with an estoppel certificate provided by Colonial REIT, which estoppel certificate shall address matters set forth Exhibit D, as to such leases designated by Colonial REIT (“Specific Estoppel Requirements”). Such Tenant Estoppels shall be consistent in all material respects with the applicable representations and warranties made by Colonial REIT set forth in Section 3 hereof and with the information provided to Buyer in connection therewith. No Tenant Estoppels disclosing or alleging defaults by or obligations of the landlord thereunder which could reasonably be anticipated to result in potential liability and/or costs to cure of the landlord that exceed $25,000 for any particular Lease will be deemed to count towards the satisfaction of either the General Estoppel Requirements or the Specific Estoppel Requirements. The Tenant Estoppels shall not disclose or allege defaults by or obligations of the landlord thereunder which, in the aggregate, with respect to all Tenant Estoppels, could reasonably be anticipated to result in potential liability and/or costs to cure of the landlord that exceed $2,000,000 (“Aggregate Estoppel Failure”). To the extent Colonial REIT is unable to obtain Tenant Estoppels sufficient to satisfy this condition as of the date for Closing, Colonial REIT may adjourn the Closing by notice to Buyer to a date that is not later than the Outside Closing Date in order to attempt to satisfy this condition. In the event of an Aggregate

Estoppel Failure, Buyer may terminate this Agreement in which event the Deposit or the Letter of Credit, as applicable, will be returned to Buyer.
          8.1.4 Deliveries. Colonial REIT shall have delivered to Buyer such documents and instruments as are required to be delivered by Colonial REIT pursuant to the terms hereof.
          8.1.5 Absence of Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect.
     8.2 Failure of Buyer’s Closing Conditions. Without limiting Buyer’s rights under Section 11.2 hereof with respect to any default by Colonial REIT if any of the Buyer’s Closing Conditions have not been fulfilled within the applicable time periods, Buyer may:
          8.2.1 waive the Buyer’s Closing Condition and proceed to Closing in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or
          8.2.2 terminate this Agreement by written notice to Colonial REIT, which termination shall take effect upon passage of a ten (10) day cure period if Colonial REIT fails to cure the relevant default during such period, provided such cure period shall extend the Outside Closing Date in which event the Deposit or Letter of Credit, as applicable, shall be treated as provided in Section 2.4.1.3.
     8.3 Colonial REIT’s Closing Conditions.
          The obligations of Colonial REIT to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of each of the following at or prior to Closing:
          8.3.1 Buyer’s Due Performance.
               8.3.1.1 All of the representations and warranties of Buyer set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date (or, in the case of a representation that by its terms is made as of a specified date, as of such date).
               8.3.1.2 Buyer, on or prior to the Closing Date, shall have complied with and/or performed in all material respects all of the obligations, covenants and agreements required on the part of Buyer to be complied with or performed pursuant to the terms of this Agreement.
          8.3.2 Deliveries. Buyer shall have delivered to Colonial REIT such documents, instruments and funds as are required to be delivered by Buyer pursuant to the terms of this Agreement.

          8.3.3 Limited Partner Purchase Agreement. Buyer shall enter into the Limited Partner Purchase Agreement and consummate the acquisition of Common Units pursuant to the Limited Partner Purchase Agreement, if any, simultaneously with the Closing hereunder. The Limited Partner Purchase Agreement shall include the following terms and conditions, and shall otherwise be in form and substance reasonably acceptable to Colonial REIT and Buyer: (i) the per unit purchase price thereunder shall be the same as the Per Unit Purchase Price hereunder, (ii) the only closing condition thereunder shall be the consummation of the Closing hereunder and, with respect to each selling Limited Partner, the accuracy in all material respects of such Limited Partner’s representations and delivery of a duly executed assignment of the Limited Partner’s Common Units, (iii) the Buyer shall make similar representations and warranties as the representations and warranties made by Buyer hereunder, (iv) each selling Limited Partner shall make representations regarding its authority to enter into the Limited Partner Purchase Agreement and its ownership of the Common Units is selling free and clear of any liens, and (v) at Closing, there shall be withheld from the purchase price payable to each Limited Partner such limited partner’s ratable share of the Damage Cap, which withheld amounts shall be held by an escrow agent to be applied for payment of such limited partner’s ratable share of any indemnification payments for breach of the representations and warranties pursuant to Section 11.3.2 in accordance with the terms of an escrow agreement that is reasonably acceptable to Colonial REIT and Buyer. In the event Colonial REIT and Buyer cannot reasonably and in good faith agree to the Limited Partner Purchase Agreement prior to Closing, either party may terminate this Agreement and the Deposit or Letter of Credit as applicable, will be returned to Buyer.
          8.3.4 Consummation of Pre-Closing Transactions. All of the transactions contemplated by Section 5.1 through 5.4 shall have been consummated immediately prior to the Closing.
     8.4 Failure of Colonial REIT’s Closing Conditions.
          Without limiting Colonial REIT’s rights under Sections 2.4.1.2 and 11 hereof with respect to any default by Buyer, if any of the Colonial REIT’s Closing Conditions have not been fulfilled within the applicable time periods, Colonial REIT may:
          8.4.1 waive the Colonial REIT’s Closing Condition and proceed to Closing hereunder in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or
          8.4.2 terminate this Agreement by written notice to Buyer, which termination shall take effect upon passage of a ten (10) day cure period if Buyer fails to cure the relevant default, untruth or failure during such period, provided such cure period shall not extend the Outside Closing Date.

9. CLOSING
     9.1 Closing Date. Subject to the provisions of this Agreement, the Closing shall take place on May 31, 2007, or if later, no earlier than three (3) Business Days after the expiration of the offer made to the Limited Partners described in Section 7.8 above; provided, however in the event that all of Buyer’s Closing Conditions and all of Colonial REIT’s Closing Conditions have not been satisfied or waived on or before such date, either party may extend the date for Closing to a date that is three (3) Business Days after the satisfaction or waiver of all such Closing Conditions, provided further, (i) any party that is in material breach of this Agreement shall have not right to extend the time for Closing pursuant to this Section 9.1 and (ii) in no event shall the date for Closing be extended beyond July 31, 2007 (the “Outside Closing Date”). In the event that the Closing has not occurred on or before the Outside Closing Date, either party that has not materially breached this Agreement may terminate this Agreement upon notice to the other party, provided no such termination shall affect any party’s rights under Section 11.1 and Section 11.2 as applicable. As used herein, the following terms shall have the following meanings: (a) the “Closing” shall mean the closing of the transactions contemplated by this Agreement; and (b) the “Closing Date” shall mean the date upon which the Closing actually occurs.
     9.2 Deliveries by Colonial REIT. On or before the Closing Date (or such other time as specified herein), Colonial REIT shall deliver or cause to be delivered to Buyer the following documents and instruments, as applicable, each dated as of the Closing Date:
          9.2.1 Assignments of Common Units. Two (2) fully executed originals of an Assignment of Common Units, in the form reasonably agreed to between Buyer and Colonial REIT each executed by Colonial REIT, with respect to the REIT Transferred Interests;
          9.2.2 Property Management Agreements. With respect to each Property, a copy of an executed property management agreement in agreed to between Buyer and Colonial REIT not later than ten (10) Business Days after the execution and delivery hereof, each executed by an affiliate of Colonial REIT, as the property manager, and by the applicable Property Owning Entity. In the event a property management agreement has not been agreed to between Buyer and Colonial REIT (each such party agreeing to negotiate such document reasonably and in good faith and on terms consistent with the Letter of Intent dated March 21, 2007 between Buyer’s affiliate and Colonial REIT) within ten (10) Business Days after the date of this Agreement, either party may terminate this Agreement and the Deposit or Letter of Credit, as applicable, will be returned to Buyer;
          9.2.3 Estoppel Certificates. At least three (3) Business Days prior to Closing, each original Tenant Estoppel, executed by the Tenant that has been received from a Tenant, which such Tenant Estoppels will comply with the provisions of Section 8.1.3 hereof.

          9.2.4. Formation Documents. With respect to each Property Owning Entity, a certificate of a secretary of such Property Owning Entity (or a manager or managing member) attaching to such certificate (a) an certified copy of the certificate of formation or other charter document of such Property Owning Entity, and (b) each original fully executed Property Operating Agreement;
          9.2.5 LLC Agreement. The Second Amended and Restated Limited Liability Company Agreement of the Company duly executed by Colonial LLC and any Limited Partners who do not convey their Common Units pursuant to the Limited Partner Purchase Agreement, in substantially the form of Exhibit “D” attached hereto (the “LLC Agreement”); and
          9.2.6 Officer’s Certificate. A certificate of an officer of Colonial REIT certifying that all of the representations and warranties made by Colonial REIT herein are true and correct in all material respects as of the Closing Date (except for changes permitted by this Agreement).
     9.3 Deliveries by Buyer. On or before the Closing Date, Buyer, at its sole cost and expense, shall deliver to Colonial REIT the following funds, documents and instruments, each dated or effective as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by Buyer at the Closing:
          9.3.1 Purchase Price. The Purchase Price;
          9.3.2 Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Colonial REIT;
          9.3.3 LLC Agreement. The LLC Agreement duly executed by Buyer; and
          9.3.4 Officer’s Certificate. A certificate of an officer of Buyer certifying that all of the representations and warranties made by Buyer made herein are true and correct in all material respects (except for changes permitted by this Agreement).
     9.4. Escrow Closing. Colonial REIT and Buyer acknowledge and agree that the Closing may be conducted through customary escrow arrangements and with an escrow agent reasonably acceptable to Buyer and Colonial REIT.
     9.5 Closing Costs. Each of Colonial REIT and Buyer shall pay their own legal costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements) and Buyer shall be solely responsible for its due diligence costs. All other such costs (“Closing Costs”) shall be paid by the Company (as constituted following the Closing) including, but not limited to: financing fees (including in connection with the Mortgage Loan), costs incurred in connection with the resolution of legal, engineering and environmental matters, transfer and recordation costs, title reports and insurance, surveys, costs relating to accounting, human resources, and technology associated with transitioning and integration of the Properties, costs to form the New Property Owning Entities, and all other costs of Closing (excluding Wachovia equity placement fees which will be the responsibility of Colonial REIT).
10. CASUALTY AND CONDEMNATION.
     10.1 Condemnation.
          If, prior to the Closing, all or any portion of any of the Properties is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Colonial REIT shall immediately notify Buyer of such fact; provided, however, the commencement or existence of any such condemnation or pending condemnation shall not give Buyer the right to terminate this Agreement, except to the extent such condemnation would have a Material Adverse Effect. Upon such termination, the Deposit or Letter of Credit, as applicable, will be returned to Buyer. In the event this Agreement is not terminated pursuant to the foregoing sentence, at Closing, Colonial REIT will assign to Buyer any right, title and interest that Colonial REIT may have in any condemnation proceeds, and without any adjustment to the Purchase Price, and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement, and without any adjustment to the Purchase Price. So long as Buyer has not terminated this Agreement, Buyer shall have the right to participate in any adjustment of any determination of any condemnation claim.
     10.2 Casualty. Prior to the Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty shall be borne and assumed by Colonial REIT; provided, however, if prior to the Closing any damage or destruction occurs, individually or in the aggregate, to any portion of any Property as a result of earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty, Colonial REIT shall immediately notify Buyer of such fact. Buyer shall have no right to terminate this Agreement as a result of any such damage or destruction, except to the extent such damage or destruction would have a Material Adverse Effect. Upon such termination, the Deposit or Letter of Credit, as applicable, will be returned to Buyer. In the event this Agreement is not terminated pursuant to the foregoing sentence, at Closing, Colonial REIT shall assign and turn over all of its right, title and interest, if any, in all insurance proceeds payable with respect to such damage or destruction and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement, and without any adjustment to the Purchase Price. So long as Buyer has not terminated this Agreement, Buyer shall have the right to participate in any adjustment of any insurance claim.

11. LIQUIDATED DAMAGES; SPECIFIC PERFORMANCE.
     11.1 Liquidated Damages. IN THE EVENT THAT THIS TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BUYER AND COLONIAL REIT AGREE THAT COLONIAL REIT’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO DETERMINE. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THIS TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, COLONIAL REIT, AS COLONIAL REIT’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (THE “LIQUIDATED AMOUNT”). IN THE EVENT THAT THE TRANSACTION FAILS TO CLOSE SOLELY AS A RESULT OF BUYER’S DEFAULT, THEN (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND COLONIAL REIT HEREUNDER SHALL TERMINATE, (B) BUYER SHALL INSTRUCT THE ESCROW AGENT TO IMMEDIATELY DELIVER THE LIQUIDATED AMOUNT TO COLONIAL REIT, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (C) ALL TITLE CHARGES, IF ANY, SHALL BE CHARGED TO BUYER. FOR PURPOSES OF THIS SECTION 11.1, A BREACH SHALL RESULT IN DEFAULT ONLY AFTER COLONIAL REIT PROVIDES WRITTEN NOTICE OF THE BREACH TO BUYER AND ONLY IF SUCH BREACH IS NOT CURED WITHIN TEN (10) BUSINESS DAYS THEREAFTER, OR, IF THE BREACH IS NOT OF THE NATURE THAT IT MAY REASONABLY BE CURED WITHIN SUCH PERIOD, SO LONG AS BUYER IS DILIGENTLY PROCEEDING TO CURE SUCH BREACH, NO DEFAULT WILL BE DEEMED TO HAVE OCCURRED.
          COLONIAL REIT AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 11.1, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. THE PROVISIONS OF THIS SECTION 11.1 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Colonial REIT’s Initials	Buyer’s Initials
     11.2 Default by Colonial REIT. If Colonial REIT fails to perform any of its obligations as and when required to do so hereunder and such failure shall continue for ten (10) Business Days following written notice thereof given by Buyer to Colonial REIT or, if sooner, the Closing Date or if any Seller’s representations and warranties as made on the Execution Date are not true and correct in all material respects on account of a breach thereof by Seller, then, as Buyer’s sole and exclusive remedies, Buyer may either (a) terminate this Agreement and receive a return of the entire Deposit, in which event, provided that Buyer provides the invoices and other evidence described below to Colonial REIT no later than thirty (30) days following the scheduled time of Closing, Colonial REIT shall, promptly upon demand, reimburse Buyer for its actual and reasonable out-of-pocket expenses incurred in connection with this transaction, in an amount not to exceed $2,000,000.00, as documented by invoices and other reasonable evidence delivered to Sellers, which have been incurred as of the scheduled time of Closing or Buyer’s termination of this Agreement prior thereto on account of such breach by Colonial REIT, or (b) seek specific performance of any of Colonial REIT’s material covenants or agreements to be performed, observed or complied with pursuant to the terms of this Agreement. The terms of this Section 11 shall survive Closing or the earlier termination of this Agreement.
     11.3 Indemnification.
          11.3.1 Indemnification By Buyer. Buyer hereby agrees to indemnify, protect, defend and hold Colonial REIT harmless from and against any loss, cost, damage, liability, expense (including, without limitation, reasonable attorneys’ fees, charges and disbursements) (collectively, “Losses”) arising out of or in connection with the breach of any of Buyer’s representations or warranties set forth herein (subject to the survival limitations set forth in Section 4.6 hereof), provided, however, that Buyer’s obligation to indemnify Colonial REIT under this Section 11.3.1 above shall be subject to the following restrictions, (a) Buyer shall not be obligated to pay any amounts with respect to breaches of representations and warranties until the aggregate obligation of Buyer with respect to such breaches exceeds $200,000, whereupon Buyer shall be liable for all such amounts in excess of $100,000, and (b) in no event shall the aggregate liability of Buyer to Colonial REIT with respect to breaches of representations and warranties exceed $2,500,000.
          11.3.2 Indemnification By Colonial REIT. Colonial REIT hereby agrees to indemnify, protect, defend and hold Buyer from and against any Losses arising out of or in connection with the breach of any of Colonial REIT’s representations or warranties set forth herein (subject to the survival limitations set forth in Section 3.16 hereof), provided, however, that Colonial REIT’s obligation to indemnify Buyer under this Section 11.3.2 above shall be subject to the following restrictions, (a) Colonial REIT shall not be obligated to pay any amounts with respect to breaches of representations and warranties until the aggregate obligation of Colonial REIT with respect to such breaches exceeds $200,000 whereupon Colonial REIT shall be liable for all such amounts in excess of $200,000, and (b) in no event shall the aggregate liability of Colonial REIT to Buyer with respect to breaches of representations and warranties hereunder exceed $10,000,000 (the “Damage Cap”), provided (i) the liability of Colonial REIT hereunder shall be reduced by the aggregate amount withheld from the Limited Partners and deposited in escrow pursuant to the Limited Partner Purchase Agreement and (ii) any Losses payable to Buyer for breaches of representations and warranties made by Colonial REIT shall be ratably apportioned between Colonial REIT, on the one hand, and the Limited Partners, on the other hand, in the manner to be set forth in the Limited Partner Purchase Agreement and only to the extent of amounts held in escrow under the Limited Partner Purchase Agreement.

          11.3.3 Procedures.
               11.3.3.1 In the event that either party reasonably believes that it has Losses hereunder for which it will seek indemnity pursuant to this Section 11.3, such party shall give written notice thereof (a “Claim Notice”) to the other party (the “indemnifying party”) within five (5) Business Days after obtaining knowledge thereof, stating the nature and basis of such Claim for indemnification and the amount thereof, in reasonable detail. Failure to provide such Claim Notice within such five (5) Business Day period shall not act as a waiver of such first party’s rights with respect to such Losses for indemnification unless, and only to the extent that, such failure materially adversely affects the indemnifying party’s ability to defend against, reduce or eliminate damages arising out of such Losses.
12. BROKERS.
          Buyer and Colonial REIT each hereby represent, warrant to and agree with each other that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker’s fee, finder’s fee, commission, investment advisory fee, placement fee or other similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby other than with Wachovia Securities (the “Investment Advisor”). Colonial REIT hereby agrees to pay all Commissions due and payable to the Investment Advisor in connection with the transaction contemplated hereby pursuant to its separate agreement with the Investment Advisor. Colonial REIT shall indemnify, protect, defend and hold Buyer harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by Buyer by reason of any breach or inaccuracy of the representation, warranty and agreement of Colonial REIT contained in this Section 12. Buyer shall indemnify, protect, defend and hold Colonial REIT harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by Colonial REIT by reason of any breach or inaccuracy of the representation, warranty and agreement of Buyer contained in this Section 12. The provisions of this Section 12 shall survive the Closing or earlier termination of this Agreement.
13. CONFIDENTIALITY.
          Colonial REIT and Buyer shall use commercially reasonable efforts to agree on the description of the transactions contemplated by this Agreement contained in the initial press release and other public disclosure to be issued by Colonial REIT. Each party will consult with the other party before issuing, and provide the other party the opportunity to review and comment upon, any subsequent press release or other written public statement that contains a description of the transactions (other than any such press release or public statement that does not contain materially more information than previously agreed upon), and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be reasonably required to comply with applicable law or court process or obligations pursuant to any listing agreement with any national securities exchange. Each party shall be entitled to discuss, on a confidential basis, the terms of the transactions and confidential information regarding the Properties with rating agencies and potential sources of financing for consummation of the transactions and, in the case of Buyer, with investors. Except to the extent modified by the foregoing provisions, the existing confidentiality between Buyer and Colonial REIT shall remain in full force and effect, notwithstanding the execution and delivery, or any termination, of this Agreement.
14. MISCELLANEOUS PROVISIONS.
     14.1 Governing Law. This Agreement (and the legal relations between the parties hereto) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. The parties hereby consent and agree to the non-exclusive jurisdiction of any state of federal court located in the State of Delaware as a forum for any action brought by either party in connection with this Agreement.
     14.2 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Buyer and Colonial REIT pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.
     14.3 Modification; Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     14.4 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by registered or certified mail, return receipt requested or by Federal Express (or other reputable overnight delivery service) as follows:

To Buyer:

OZRE Retail LLC
9 West 57th Street, 39th Floor
New York, New York 10019
Attn: Joshua Kirkham

With A Copy To:

Bryan Cave LLP
3500 One Kansas City Place
1200 Main
Kansas City, Missouri 64105
Attn: Christopher J. Fisher

To Colonial REIT:

Colonial Properties Trust
300 Colonial Center Parkway, Suite 200
Roswell, Georgia 30076
Attention: Bo Jackson
Telephone: (678) 461-3303
Telecopy: (678) 461-3301
Email: bjackson@colonialprop.com

With A Copy To:

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Bruce Gilchrist, Esq.
Telephone: (202) 637-5686
Telecopy: (202) 637-5910
Email: bwgilchrist@hhlaw.com

To Escrow Agent:

First American Title Insurance Company
633 Third Avenue
New York, New York 10017-6706
Attention: Hilary Kruce
Telephone: (212) 551-9405
Telecopy: (212) 331-1572
Email: hkruce@firstam.com
or to such other address or such other person as the addressee party shall have last designated by notice to the other parties. All Notices shall be deemed to have been given when received.
     14.5 Expenses. Subject to the provision for payment of Closing Costs in accordance with the terms of Section 9.5 hereof and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party; provided, expenses incurred in connection with the Mortgage Loan shall be an expense of the Company.
     14.6 Assignment.
          14.6.1 Colonial REIT’s Right to Assign. Colonial REIT shall not have the right, power or authority to assign any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Buyer’s prior written consent, which consent shall not be unreasonably withheld.
          14.6.2 Buyer’s Right to Assign. Buyer shall not have the right, power or authority to assign any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Colonial REIT’s prior written consent. Notwithstanding the foregoing, Buyer shall have the right, power and authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without Colonial REIT’s consent, to one or more affiliates of Buyer, and shall also have the right, power and authority to designate one or more affiliates to take title to any or all of the REIT Transferred Interests; provided, however, that no such assignment or delegation shall relieve Buyer of its obligations or liabilities under this Agreement.
     14.7 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.
     14.8 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 14.6 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
     14.9 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
     14.10 Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.
     14.11 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

     14.12 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Colonial REIT and Buyer, Colonial REIT and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.
     14.13 Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.
     14.14 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.
     14.15 Post-Closing Access to Records. Upon receipt by Colonial REIT of Buyer’s reasonable written request at anytime and from time to time within a period of three (3) years after the Closing, Colonial REIT shall, at Colonial REIT’s principal place of business, during Colonial REIT’s normal business hours, make all of Colonial REIT’s records relating to the Properties available to Buyer for inspection and copying (at Buyer’s sole cost and expense).
     14.16 Attorneys’ Fees. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.
     14.17 Business Days. As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.
     14.18 Colonial REIT’s Termination Right. Notwithstanding anything herein to the contrary, in the event that Colonial REIT does not approve Colonial Norge Inc. as an investor with Buyer under the LLC Agreement within five (5) Business Days, such approval not to be unreasonably withheld, Colonial REIT may terminate this Agreement upon notice to Buyer whereupon the Deposit or Letter of Credit, as applicable, shall be returned to Buyer and neither party shall have any further liability hereunder (except for such liabilities as expressly survive termination).
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

OZRE RETAIL LLC

By:	/s/ Steve Orbuch

	Name:	Steve Orbuch

	Title:	Managing Member

[Signatures Continued On Next Page]

COLONIAL REIT:

COLONIAL PROPERTIES TRUST,
an Alabama real estate investment trust,
its general partner

By:	/s/ Weston M. Andress

	Name:	Weston M. Andress

	Title:	President

[Signatures Continued On Next Page]

ESCROW AGENT (with respect to Sections 2.3, 2.4 and 2.5 only):

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Hilary A. Kruce

	Name:	Hilary A. Kruce

	Title:	Vice President/Chief National Underwriting Counsel

     The following is a list of Schedules and Exhibits to the Membership Interests Purchase Agreement (Retail Joint Venture) that have been intentionally omitted. The Company agrees to furnish supplementally a copy of any omitted Schedule or Exhibit upon request of the Securities and Exchange Commission.
LIST OF EXHIBITS AND SCHEDULES

SCHEDULE 1	LIST OF DEFINED TERMS
SCHEDULE 3.4	LIST OF LITIGATION
SCHEDULE 3.6	LIST OF LEASES; DEFAULT NOTICES
SCHEDULE 3.7	EXISTING CONTRACTS
SCHEDULE 3.11.2	LIST OF ENVIRONMENTAL REPORTS
SCHEDULE 3.15	OPERATING STATEMENT
SCHEDULE 7.3	CAPITAL EXPENDITURES
EXHIBIT “A”	LIST OF PROPERTIES
EXHIBIT “B”	TENANT ESTOPPEL CERTIFICATE
EXHIBIT “C”	INTENTIONALLY DELETED
EXHIBIT “D”	LLC AGREEMENT
EXHIBIT “E”	MORTAGE TERM SHEET

Schedule 1
DEFINITIONS
     As used in this Agreement, the following terms are defined in the denoted sections:

Aggregate Estoppel Failure	§ 8.1.3
Agreement	Introductory Paragraph
Business Day	§ 14.17
Buyer	Introductory Paragraph
Changes	§ 7.2
Claim Notice	§ 11.3.3.1
Closing	§ 9.1
Closing Costs	§ 9.5
Closing Date	§ 9.1
Code	§ 3.12
Colonial REIT	Introductory Paragraph
Colonial REIT Financial Due Diligence Materials	§ 3.19
Commission	§ 12
Common Units	Recital E
Company	Recital C
Contracts Schedule	§ 3.7
Contribution Agreement	Recital B
Damage Cap	§11.3.2
Defect Notice	§ 6.2
Deposit	§ 2.3
Disclosure Schedules	§ 7.2
Distribution	Recital E
Environmental Claim	§ 3.11.1.1
Environmental Laws	§ 3.11.1.2
Environmental Notice	§ 3.11.1.3
Escrow Agent	§2.3
Execution Date	Introductory Paragraph
Executive Order	§ 3.13
Existing Surveys	§ 6.1
Existing Title Policies	§ 6.1
General Estoppel Requirements	§ 8.1.3
Indemnifying Party	§ 11.3.3.1
Investment Advisor	§ 12
Laws	§ 3.9
Lease(s)	§ 3.6
Letter of Credit	§2.3
Limited Partner Purchase Agreement	Recital G
Limited Partner(s)	Recital G
Liquidated Amount	§ 11.1

LLC Agreement	§ 9.2.5
Losses	§ 11.3.1
Major Tenants	§ 8.1.3
Material Adverse Effect	§ 3.3
Material of Environmental Concern	§ 3.11.1.4
Money Laundering Act	§ 3.13(f)
Mortgage Loan	§ 5.3
New Environmental Report	§ 6.2
New Property Owning Entity(ies)	Recital B
New PZRs	§ 6.2
New Surveys	§ 6.1
New Title Commitments	§ 6.1
Notices	§ 14.4
OFAC	§ 3.13
Operating Partnership	Recital A
Outside Closing Date	Section 9.1
Per Unit Purchase	Price § 2.1
Permitted Exceptions	§ 6.1
Pre-Closing Breaches	§ 3.19
Pre-Closing Transactions	Recital E
Prohibited Person	§ 3.13
Property(ies)	Recital A
Property Operating Agreement(s)	§ 5.1
Property Owner Interest Contribution	Recital C
Property Owning Entities	Recital B
Property Party(ies)	Recital H
Property Transfers	Recital B
Purchase Price	§ 2.1
Record Date	§ 2.1
REIT Transferred Interests	§ 1
Service Contracts	§ 3.7
Specific Estoppel Requirements	§ 8.1.3
Tenant Estoppel(s)	§ 7.6
Title Company	§ 6.2
Title Defect	§ 6.2
To Colonial REIT’s Knowledge	§ 3.17
Transaction Information Statement/Offer to Purchase	§ 7.8